Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CHARLES & COLVARD, LTD.

(AS SELLER)

AND

VAN LANG JEWELRY LLC

or JEWELRY DESIGN PARTNERS LLC

(AS PURCHASER)

Dated as of April 15, 2026

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of the 15th day of April, 2026, by and between Charles & Colvard, Ltd. (“Seller”) and Van Lang Jewelry LLC or its affiliate Jewelry Design Partners LLC (“Purchaser”).

WITNESSETH:

WHEREAS, on March 2, 2026 (the “Petition Date”), Seller filed a voluntary petition seeking relief under chapter 11 of the Bankruptcy Code.

WHEREAS, Seller is a North Carolina corporation founded in 1995 and headquartered in Morrisville, North Carolina. Seller was founded as C3 Diamante, Inc. and changed its name to C3, Inc. by Articles of Amendment filed on April 10, 1996. Seller subsequently changed its name to Charles & Colvard, Ltd. by Articles of Amendment filed on May 17, 2000.

WHEREAS, Seller is a globally recognized fine jewelry company specializing in lab-created gemstones. Its common stock is quoted on the OTC Experts Market under the symbol “CTHR.” Seller manufactures, markets, and distributes Charles & Colvard Created Moissanite® including its premium moissanite gemstone brand, Forever One™, as well as Caydia®, its brand of premium lab-grown diamonds. Seller offers gemstones and finished jewelry featuring its proprietary moissanite jewels, premium lab-grown diamonds, created color gemstones, and most recently, lab-grown diamonds in color, for sale in the worldwide fine jewelry market through two operating segments: its Online Channels segment, which encompasses its digital properties components, comprised of its charlesandcolvard.com, moissaniteoutlet.com, charlesandcolvarddirect.com, and madenetwork.com websites; e-commerce outlets, including marketplaces, drop-ship customers, and other pure-play, exclusively e-commerce customers; and its Traditional segment, which consists of domestic and international distributors and retail customers, including end-consumers through its first Charles & Colvard Signature Showroom, which opened in October 2022.

WHEREAS, as of the Petition Date, Seller had a total of 26 full-time employees and 1 part-time employee.

WHEREAS, Seller desires to sell to Purchaser all right, title, and interest of Seller and its bankruptcy estate in, to, and under the Assets and to assign to Purchaser the Assumed Contracts, on the terms and conditions set forth in this Agreement, pursuant to Sections 363 and 365 of the Bankruptcy Code;

WHEREAS, Purchaser desires to purchase from Seller all right, title, and interest of Seller and its bankruptcy estate in, to, and under the Assets and to assume the Assumed Contracts, on the terms and conditions set forth in this Agreement, pursuant to Sections 363 and 365 of the Bankruptcy Code; and

WHEREAS, the execution and delivery of this Agreement and Seller’s ability to consummate the transactions set forth in this Agreement are subject to entry of the Sale Order.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Certain Definitions. For purposes of this Agreement, defined terms used herein have the meanings specified in this Section 1.1.

“Action” means any suit, action, Claim, hearing, administrative action, demand, demand letter, Governmental investigation, notice of violation, or proceeding arising out of any violation or alleged violation of any Law or any breach or alleged breach of any Contract or Order.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person referred to. In this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by contract, or otherwise.

“Agreement” means this Agreement, as hereafter amended, supplemented, or otherwise modified.

“Assets” has the meaning ascribed to it in Section 2.1 herein, provided that (whether or not expressly stated) for all purposes of this Agreement, Assets always exclude Excluded Assets.

“Assignment of Lease” has the meaning ascribed to it in Section 2.6.

“Assumed Contracts” has the meaning ascribed to in Section 2.7.

“Assumed Liabilities” has the meaning ascribed to it in Section 2.8(a).

“Authorizations” means all Permits, licenses, certificates, grants, or other authorizations of Governmental Authorities.

“Bankruptcy Case” means the case under Chapter 11 of the Bankruptcy Code, styled, Charles & Colvard, Ltd., Case No. 26-00969-5-DMW, pending before the Bankruptcy Court.

“Bankruptcy Code” means title 11 of the United States Code Section 101, et seq. (11 U.S.C. § 101, et seq.).

“Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of North Carolina and, to the extent of the withdrawal of any reference made pursuant to 28 U.S.C. § 157, the United States District Court for the Eastern District of North Carolina with jurisdiction over the Bankruptcy Case.

“Bidding Procedures” means the set of rules and guidelines established by Seller, and approved by the Bankruptcy Court, that govern the process by which potential purchasers may submit offers to acquire the Assets. These procedures outline the requirements for submitting bids, the criteria for submitting a Qualified Bid, the timeline for the bidding process, and any other relevant terms and conditions necessary to facilitate a fair and orderly sale process. The Bidding Procedures are designed to ensure that Seller receives the highest or otherwise best offer for the Assets, consistent with its fiduciary duties and applicable law.

“Bill of Sale” has the meaning ascribed to it in Section 2.6.

“Books and Records” includes, without limitation, books, ledgers, files, reports, records, inventory data, accounts receivable records, accounts payable records, vendor lists, financing records, personnel and payroll records and other business books and records (including without limitation documents), regardless of the form of and the medium on which such books and records are maintained.

“Business” means all operations and activities conducted by Seller in connection with its jewelry business, including but not limited to the sale, design, manufacture, and distribution of jewelry products, as well as all related services and functions performed by Seller prior to the Closing Date.

“Business Day” means any day of the year, other than Saturday or Sunday, on which national banking institutions in North Carolina are open to the public for conducting business and are not permitted, required, or authorized to close.

“Business Confidential Information” has the meaning ascribed to it in Section 5.15(b).

“Business Records” has the meaning ascribed to it in Section 5.1(e).

“Casualty” has the meaning ascribed to it in Section 5.10.

“Claims” has the meaning given that term in Section 101(5) of the Bankruptcy Code and includes, inter alia, any and all deeds of trust, Liens, mortgages, assessments, security interests, encumbrances, claims, defenses, demands, damages, causes of action, offset rights, setoff rights, recoupment rights, interests, debts, obligations, guaranties, options, commitments, product liability claims (relating to all products sold or produced prior to the Closing), warranty claims, claims of employees or former employees or their beneficiaries or dependents, including but not limited to, severance or termination payments, pension or employee benefit claims, Taxes, all tort or contractual claims and any claims or obligations arising from Environmental Law, whether absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, known or unknown, in law or in equity, including, without limitation, any claims predicated upon any theory of successor liability or any similar theory, and all Liabilities or guaranties of any kind or nature, arising from or in any way connected with any action or inaction of Seller, arising prior to the Closing Date but excluding the Permitted Encumbrances.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” means such date following the satisfaction of each Party’s conditions to Closing or, where permitted, waiver by each Party of the other Party’s conditions to Closing as set forth in Articles VI, VII and VIII to this Agreement, as shall be selected by the Parties, but in no event later than July 7, 2026, or such later date as the Parties may in writing agree.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, arrangement, understanding, lease, indenture, note, bond, evidence of indebtedness, license, sublicense, undertaking, binding commitment or instrument, or purchase order entered into or made by or on behalf of Seller in connection with the Business.

“Court” means any court, administrative or regulatory body, Government agency, arbitration or mediation panel or similar body.

“Cure Payments” means the amounts necessary to cure defaults, if any, under each Assumed Contract.

“Data Room” has the meaning ascribed to it in Section 1.2(a)(viii) herein.

“Deed” has the meaning ascribed to it in Section 2.6.

“Dispute” has the meaning ascribed to it in Section 11.10(a)

“Effective Time” means the effective time of the Closing, which shall be as of 12:00:01 a.m. prevailing Eastern Time, on the day of the Closing Date.

“Environmental Law” means any federal, state or local statute, law, regulation, code, ordinance, or rule of common law currently in effect relating to the protection or pollution of the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), The Medical Waste Tracking Act (42 U.S.C. § 6992 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the Occupational Safety Health Act (29 U.S.C. § 651 et seq.).

“Excluded Assets” means those assets of Seller that are set forth on Schedule 1 attached hereto.

“Excluded Liabilities” means each and every Liability, obligation, debt, or commitment of the Business or Seller, as principal, or a successor of any kind or nature (provided Seller shall take no action causing or resulting in Purchaser being deemed to be a successor owner or operator of the Business for purposes of any Environmental Law), whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, or otherwise, other than the Assumed Liabilities.

“Excluded Records” means (a) any materials about employees, disclosure of which would violate Law, (b) any materials that are subject to a Privilege or requirement to maintain confidentiality or (c) any Patient Records but only to the extent access to Patient Records is prohibited by Law.

“Exhibits” means the exhibits provided for and referred to in this Agreement.

“Government” or “Governmental” means or refers to the United States of America, any other nation or sovereign state, any federal, bilateral or multilateral governmental authority, state, possession, territory, county, district, city or other governmental unit or subdivision, and any branch, agency, or judicial body of any of the foregoing.

“Governmental Authority” means (i) any federal, state, county, municipal or other local Government or governmental authority, including, without limitation, any regulatory or administrative agency, commission, department, board, bureau, agency, instrumentality or Court and (ii) any arbitrator or arbitral body of any Government.

“Knowledge” means (a) as to Seller, the actual knowledge of Seller and (b) as to Purchaser, the actual knowledge, after due inquiry, of the senior leadership team members of Purchaser listed on Schedule 2.

“Law” means any statute, law, code, treaty, ordinance, rule, regulation, instrument, directive, decree, agreement, policy, Order, consent decrees and consent orders, or injunction of or with any Government, Governmental Authority, quasi-Governmental Authority, or Court, and includes, without limitation, all judicial and administrative interpretations thereof, and all rules or regulations of any regulatory or self-regulatory authority compliance with which is required by Law.

“Liabilities” means debts and liabilities, whether known or unknown, contingent or absolute, liquidated or unliquidated, and whether or not required to be reflected on the financial statements of a business, whether arising under any Contract, Law, Lien, Order or otherwise.

“Lien” means any lien, security interest, mortgage, deed of trust, option, lease, tenancy, occupancy, covenant, condition, easement, agreement, royalty, pledge, hypothecation, charge, claim or other encumbrance.

“Nonassignable Asset” shall have the meaning set forth in Section 2.5 of this Agreement.

“Order” means any order, judgment, writ, injunction, award or decree of any Court or Governmental Authority.

“Ordinary Course of Business” means with respect to the Business, the ordinary course of commercial operations customarily engaged in by the Business reasonably consistent with past practices.

“Party” or “party” means either Purchaser or Seller, and “Parties” means both Purchaser and Seller together.

“Permits” means any approvals, authorizations, consents, licenses, permits, provider numbers, including, without limitation, certificates of exemption, franchises, accreditations, registrations or certificates of a Governmental Authority.

“Permitted Encumbrances” means (i) the Assumed Liabilities and other obligations assumed by Purchaser under this Agreement, (ii) those Liens or exceptions listed on or described in Schedule 5 attached hereto, and (iii) Liens imposed pursuant to any Assumed Contract.

“Permitted Parties” has the meaning ascribed to it in Section 5.1(e).

“Person” means any natural person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, association, company, or other legal entity, and any Government or Governmental Authority.

“Privilege” means the attorney-client privilege (including the common interest privilege) or the attorney work product doctrine.

“Privileged Materials” means any materials that are protected by or the subject of a Privilege.

“Purchased Intellectual Property Licenses” means those intellectual property licenses of Seller included within the Assets, if any.

“Purchase Price” has the meaning ascribed to it in Section 2.12(a).

“Purchaser” has the meaning set forth in the Preamble to this Agreement.

“Qualified Bid” means an offer submitted to Seller that meets all the criteria and requirements outlined in the Bidding Procedures. A Qualified Bid must comply with the submission requirements, be submitted by an entity that demonstrates the financial capability to complete the transaction, and include any necessary documentation as specified by the Seller.

“Relating to” means arising from, in connection with or otherwise relating to. “Relates to” and “relate to” have corresponding meanings.

“Sale Order” has the meaning ascribed to it in Section 6.1.

“Schedules” means the schedules provided for and referred to in this Agreement.

“Seller” has the meaning set forth in the Preamble to this Agreement.

“Seller’s Confidential Information” has the meaning ascribed to it in Section 5.15(a).

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, excise taxes under Section 4979 of the Code, unrelated business income taxes, and estimated taxes, whether disputed or not, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“Taxing Authority” means any Government or Governmental Authority responsible for the imposition or collection of any Tax.

“Transferred Business Records” has the meaning ascribed to it in Section 5.1(f).

“Transfer Taxes” means all excise, sales, use, transfer (including Real Property transfer or gains), value added, stamp, documentary, filing, recording and similar Taxes and fees which may be imposed or assessed as a result of the transactions effected pursuant to this Agreement together with any interest, additions, penalties with respect thereto and any interest in respect of such additions or penalties. Income taxes do not constitute Transfer Taxes.

1.2           Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)             Calculation of Time Periods. When calculating the period before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)            Dollars. Any reference in this Agreement to “$” means United States dollars.

(iii)           Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule to the extent it is reasonably apparent that it is pertinent to the subject matter of such other Schedule. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)           Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)            Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)           Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)          Including. The word “including” means “including, without limitation,” and “includes” and “include” have corresponding meanings, and such words shall not be construed to limit any general statement to the specific or similar items or matters immediately following it.

(viii)         Made Available to Purchaser. The phrase “made available to Purchaser” means, for all purposes of this Agreement, made available to Purchaser through posting in Seller’s electronic data room (the “Data Room”), via email, facsimile or other electronic transfer or through other written means for all purposes of this Agreement.

(b)          No Construction Against Drafter. No presumption, burden of proof, burden of persuasion or similar method of interpretation or standard shall arise or otherwise apply favoring or disfavoring any Party (including, without limitation, the draftsperson) by virtue of the authorship of any one or more provisions of this Agreement, including in any arbitration or litigation proceeding.

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1           Sale of Assets. At the Closing and as of the Effective Time but in all events subject to the approval of the Bankruptcy Court by and through the Sale Order, Seller agrees, upon and subject to the terms and conditions hereinafter set forth, to sell, transfer, convey, assign, and deliver or cause to be sold, transferred, conveyed, assigned, and delivered to Purchaser, all right, title, and interest of Seller and its bankruptcy estate in, to and under all of the assets and properties and associated rights and interests, real, personal, and mixed, tangible and intangible, of whatever kind, owned by Seller or any of its Affiliates (no matter where located, including without limitation, on leased property) including, without limitation, all of the assets and properties used in or related to the Business, but excluding the Excluded Assets (collectively, after excluding the Excluded Assets, the “Assets”). None of the Excluded Assets will be conveyed to Purchaser.

2.2           Purchase of Assets. Purchaser agrees to purchase the Assets upon and subject to the terms, conditions and provisions set forth herein and pursuant to the terms in the Sale Order.

2.3           Excluded Liabilities. Except for the Permitted Encumbrances, the Assets shall be transferred pursuant to the Sale Order and Section 363 of the Bankruptcy Code, to the fullest extent permitted by applicable Law, free and clear of all Liens, Claims, interests, and encumbrances.

(a)           Purchaser shall not assume, satisfy, discharge, or otherwise be responsible for any Excluded Liabilities. Purchaser shall, at the Closing, assume the Assumed Liabilities pursuant to the terms of Section 2.8 of this Agreement.

(b)           Purchaser shall not assume, satisfy, discharge, or otherwise be responsible for any Liabilities of Seller related to any pension or retirement plans or programs.

(c)           The Parties hereto further agree that, as between Purchaser and Seller, all the Excluded Liabilities shall remain the sole, exclusive obligation and responsibility of Seller.

(d)           Notwithstanding the foregoing, Purchaser shall be responsible for all Liabilities applicable to and incurred with respect to the period after the Effective Time that relate to the Business or Purchaser’s post-Closing ownership or operation of the Assets; provided, however, that no statement made in this Agreement shall be deemed to allocate or attribute any Liability or obligation to Purchaser that has been released pursuant to the Sale Order. To the extent this Section 2.3(d) conflicts with any other provision of this Agreement, this Section 2.3(d) controls.

2.4           Excluded Assets. Nothing herein contained shall be deemed to obligate Seller to sell, transfer, assign, or convey any Excluded Asset, as described on Schedule 1, to Purchaser. The Seller shall retain all right, title, and interest to, in, and under the Excluded Assets. To the extent this Section 2.4 conflicts with any other provision of this Agreement, this Section 2.4 controls.

2.5           Nonassignable Assets. To the extent that the assignment of any Asset shall require the consent of any other party and such consent shall still be required notwithstanding the Sale Order and Sections 363 and 365 of the Bankruptcy Code (each, a “Nonassignable Asset”) nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign such Nonassignable Asset unless and until such consent shall have been obtained.

2.6           Method of Conveyance. The sale, transfer, conveyance, assignment, and delivery by Seller of the Assets to Purchaser hereunder shall be effected on the Closing Date by delivery by Seller of: (a) assignment(s) and bill(s) of sale and such other instruments of conveyance in the form of Exhibit A (collectively, “Bill of Sale”) conveying all right, title, and interest of Seller and its bankruptcy estate in all Assets that comprise tangible or intangible personal property, including separate assignment(s) of any U.S. trademark registrations and applications, if any, included within the Purchased Intellectual Property Licenses in a form suitable for recording with the U.S. Patent and Trademark Office, all to the fullest extent permitted by Law, free and clear of any and all Liens, except for Permitted Encumbrances.

2.7           Assumed Contracts. On and after the Effective Time, Purchaser shall assume and be responsible for, and shall timely pay, perform, and discharge in accordance with their terms, all obligations (i) arising after the Effective Time with respect to executory contracts and unexpired leases identified on Schedule 2.7 (the “Assumed Contracts”). Except for the Assumed Contracts, Purchaser shall not be assigned any contracts or leases of Seller and shall not be responsible for any of Seller’s contracts or leases.

2.8           Assumption of Liabilities.

(a)           As of the Effective Time, Purchaser shall assume and be responsible for, and shall timely pay, perform, and discharge in accordance with their respective terms all Liabilities of the Business (the “Assumed Liabilities”) accruing from and after the Effective Time incurred in connection with or otherwise relating to the Assets or the Business.

(b)          As of the Effective Time, Purchaser shall assume and be responsible for, and shall timely pay, perform, and discharge in accordance with their respective terms the obligations of Seller arising from and after the Effective Time under Assumed Contracts which Seller shall assign and as to which Purchaser shall assume all obligations thereunder, except that Purchaser shall not assume the obligations to pay Cure Payments relating to the Assumed Contracts.

(c)          On the Closing Date, Purchaser shall assume no liability for Seller’s accrued payroll, accrued payroll taxes, and accrued paid annual leave.

(d)          Seller shall be responsible for the payment of the Cure Payments, if any, required with respect to the Assumed Contracts with said payments being made to the counterparty to the Assumed Contracts when the Cure Payments become due pursuant to the Sale Order unless the Seller and the counterparty to an Assumed Contract agree otherwise. Such Cure Payments shall be paid from the Cash Purchase Price. Seller represents that Schedule 2.8(d) lists all executory contracts necessary to Seller’s ongoing operations that require a cure.

(e)          Notwithstanding anything to the contrary in this Agreement, (i) Purchaser shall consult with Seller with respect to the terms of the assumption of the Assumed Contracts provided that Purchaser shall not modify any terms thereof without the prior written consent of Seller if such modification would be or could reasonably be expected to be adverse to Seller in any respect, and (ii) the rights of Seller to object to such terms are expressly preserved and reserved.

(f)           Seller shall be responsible for prosecuting all objections to the Cure Payments. Seller shall, at Seller’s sole cost, (i) negotiate the amount of all Cure Payments and/or (ii) pay all of Purchaser’s legal and other fees and expenses, if any, to the extent incurred because of Purchaser being required to intervene or defend) relating to any litigation or other dispute in connection with or otherwise relating to Cure Payments.

2.9           Taxes and Assessments. The Liability for payment of accrued but unbilled or unpaid Taxes (including, but not limited to, real estate taxes, personal property tax, ad valorem tax and similar non-income Taxes) and other assessments relating to, or arising out of the ownership or transfer of, the Assets or the Assumed Contracts (including, but not limited to any water, sewer and other municipal charges owed to any Governmental Authority), imposed on a periodic basis beginning before and ending after the Effective Time or as a result of the consummation of the transactions evidenced by this Agreement or otherwise, shall be paid by Seller at the Closing, provided that Seller has received at Closing the purchase price required to be paid by Purchaser pursuant to this Section. All Taxes and other assessments shall be listed on Schedule 7, which shall be prepared and delivered at Closing. If any Taxes or other assessments paid by Seller at any time on or prior to the Closing Date are attributable in whole or in part to any period following the Closing, then the Purchase Price payable at Closing shall be increased to adjust for the prior payment of such Taxes and assessments by Seller attributable to the post-closing period.

2.10         Intentionally Deleted.

2.11         Closing Obligation.

(a)           Upon entry of the Sale Order, Seller and Purchaser shall have the obligation to consummate the Closing pursuant to and subject to the terms of this Agreement and the Sale Order. If Purchaser fails to consummate the purchase of the Assets on or before July 7, 2026 (unless such failure arises from Seller’s uncured material breach and unless Seller and Purchaser agree to extend such deadline in writing), Seller is authorized but not required to effect the sale of the Assets to one or more third parties as soon as is commercially reasonable subject to further Orders of the Bankruptcy Court.

2.12         Purchase Price.

(a)           In consideration of the sale, transfer, conveyance, and assignment of the Assets to Purchaser, Purchaser shall at Closing: (i) assume the Assumed Liabilities, (ii) pay to Seller cash by wire transfer of immediately available funds (the “Cash Purchase Price”) in the amount necessary to ensure that the Credit Bid Amount plus the Cash Purchase Price equal $1,500,000.00; (iii) pay to Seller the Credit Bid Amount (as defined below); (iv) assume the liabilities described in Sections 2.7 and 2.8 on the terms contained therein; and (v) pay to Seller the amount required under Section 2.9 (collectively, the “Purchase Price”).

(b)           Credit Bid Amount. Purchaser shall pay a portion of the Purchase Price by way of a credit bid (the “Credit Bid”) in an amount equal to all outstanding, accrued, and unpaid obligations, liabilities, fees, costs, indemnities, yield maintenance, make-whole amounts, premiums, and other amounts, in each case to the extent payable pursuant to the court-approved debtor-in-possession financing facility provided by Purchaser to Seller under that certain Section 364 Financing Loan Agreement dated March 24, 2026 (as amended, restated, supplemented, or otherwise modified from time to time, the “DIP Facility”), including, without limitation: (a) all principal outstanding under the DIP Facility; (b) all accrued and unpaid interest (including default interest, if any); (c) all accrued and unpaid fees, expenses, and charges (including, without limitation, agency fees, unused fees, closing fees, exit fees, monitoring fees, appraisal fees, and any other contractual fees); (d) all costs and expenses of the Purchaser reimbursable under the DIP Facility (including, without limitation, reasonable and documented attorneys’, advisers’, consultants’, and financial advisors’ fees and expenses); and (e) all protective advances and other amounts owing under the DIP Facility or any related loan documents approved by the Bankruptcy Court (collectively, the “DIP Obligations”), in each case as of the Closing (the “Credit Bid Amount”). For the avoidance of doubt, the Credit Bid Amount shall be reduced by any amounts of the DIP Obligations that have been indefeasibly paid in cash prior to the Closing.

(c)           Application of Credit Bid. Effective upon the Closing, the Credit Bid Amount shall be irrevocably applied, dollar-for-dollar, as a credit against the Purchase Price and, correspondingly, as a satisfaction, to the extent of the Credit Bid Amount, of the DIP Obligations in the following order of priority (to the extent applicable and outstanding): (a) first, to accrued and unpaid fees, costs, expenses, and indemnities owing under the DIP Facility; (b) second, to accrued and unpaid interest (including default interest, if any); (c) third, to outstanding principal; and (d) fourth, to any other DIP Obligations then due and payable under the DIP Facility and approved by the Bankruptcy Court. The parties acknowledge and agree that the Credit Bid is made pursuant to, and conditioned upon, entry of the Sale Order authorizing Purchaser, as a holder of claims arising under the DIP Facility, to credit bid the DIP Obligations up to the full amount thereof.

(d)          Evidence of Amounts; Statements. No later than two (2) Business Days prior to the Closing Date, Purchaser shall deliver to Seller a payoff statement (for informational purposes) setting forth a good-faith itemization of the then-outstanding DIP Obligations proposed to be satisfied by the Credit Bid, including the calculation of the Credit Bid Amount and the application thereof in accordance with Section 3. Any disputes regarding the amounts set forth in such payoff statement shall not delay Closing and shall be resolved post-Closing, with appropriate true-up payments in cash within five (5) Business Days following resolution.

(e)           No Cash Payment for Credit Bid. Except as expressly provided in this Agreement, no cash shall be paid by Purchaser to Seller or any other Person on account of the portion of the Purchase Price satisfied by the Credit Bid, it being the intent of the parties that the Credit Bid Amount constitutes non-cash consideration credited against the Purchase Price as and to the extent permitted by the Sale Order.

(f)           Conditions; Sale Order. The effectiveness of the Credit Bid and the application thereof to the DIP Obligations are expressly conditioned upon entry by the Bankruptcy Court of an order approving the sale of the Assets to Purchaser free and clear of liens, claims, and interests and authorizing Purchaser to credit bid the DIP Obligations as contemplated herein (the Sale Order). If the Sale Order does not authorize the Credit Bid in the manner contemplated by this Section, the parties shall cooperate in good faith to implement an alternative structure that achieves, to the maximum extent permitted, the economic effect of the Credit Bid, including by adjusting the Cash Purchase Price and applying the proceeds to repay the DIP Obligations at Closing, subject in all respects to further order of the Bankruptcy Court.

(g)           No Merger; Reservation of Rights. The satisfaction of the DIP Obligations by application of the Credit Bid Amount shall not affect, impair, or limit any rights, remedies, claims, defenses, or priorities of Purchaser with respect to any obligations not satisfied by the Credit Bid, including, without limitation, with respect to any Excluded Assets, Excluded Liabilities, or obligations expressly surviving Closing under the DIP Facility, except to the extent expressly provided in this Agreement or required by the Sale Order.

(h)           The Parties agree to report this transaction for federal, state, and local Tax purposes consistently and in accordance with this Section 2.12.

2.13         Intentionally Deleted.

2.14         Closing. The Closing shall take place at 10:00 a.m., prevailing Eastern Time, on the Closing Date at the offices of Seller’s bankruptcy counsel, or at such other time and place as the Parties may agree in writing. The Closing shall be deemed to have occurred and to be effective as between the parties as of the Effective Time. Seller will operate the Business until immediately prior to the Effective Time.

2.15         Intentionally Deleted.

2.16         Closing Deliveries of Seller. At the Closing, in addition to any other documents, assignments, certificates, letters, orders, or agreements described in Section 2.6 or otherwise required to be delivered pursuant to the terms of this Agreement, and the satisfaction of all the conditions set forth in Articles VI and VIII, Seller shall deliver to Purchaser the following:

(a)           the execution and delivery of this Agreement by Seller; and

(b)           a certified copy of the final, non-appealable Sale Order authorizing and ratifying the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby; and

2.17         Closing Deliveries of Purchaser. At the Closing, in addition to any other documents otherwise required to be delivered by Purchaser pursuant to the terms of this Agreement and the satisfaction of all other conditions set forth in Articles VI and VII, Purchaser shall deliver to Seller the following:

(a)           the payment of the Cash Purchase Price, by wire transfer of immediately available funds, pursuant to Section 2.12 herein;

(b)           a certificate of an officer of Purchaser certifying to Seller (a) compliance in all material respects with Purchaser’s covenants set forth in this Agreement, (b) that all of the conditions contained in Articles VI and VII have been satisfied except those, if any, waived in writing by Purchaser, and (c) that all of the representations and warranties set forth in Article IV are true and correct in all material respects as of the Closing Date; and

(c)           copies of the resolutions of all corporate bodies of Purchaser necessary to authorize the transactions contemplated hereby, authorizing the purchase of the Assets and the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby, certified by an authorized signatory of Purchaser.

2.18         Intentionally Deleted.

2.18         2.19        Further Conveyances and Assumptions. From time to time following Closing, each Party shall, and shall cause their respective Affiliates to execute, acknowledge, and deliver all such further conveyances, notices, assumptions, releases, and other instruments, and shall take such further actions, as may be reasonably necessary or appropriate (i) to assure fully to Purchaser and its successors and permitted assigns, all of the properties, rights, titles, interests, estates, remedies, powers, and privileges intended to be conveyed to Purchaser under this Agreement and (ii) to assure fully to Seller and its successors and permitted assigns, the assumption of the Assumed Liabilities and other obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the transactions contemplated herein. Without limiting the generality of the foregoing, if Seller receives any Assets or payments related to the Assets after the Closing Date, it will promptly turn over same to Purchaser.

2.20         Intentionally Deleted.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties, subject to any exceptions included in Seller’s Disclosure Schedule:

3.1           Power of Seller. Seller has the power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Seller has all necessary power and authority to enter into this Agreement and all other documents that the Seller is required to execute and deliver hereunder, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

3.2           Validity and Enforceability of Agreement. Upon the entry of the Sale Order approving the sale of the Assets to the Purchaser, this Agreement constitutes a legal, valid, and binding obligation of Seller, this Agreement constitutes, and all documents required to be executed and delivered at Closing by Seller hereunder or in connection herewith will each constitute, the legal, valid, and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject to general principles of equity.

3.3           Consents; Waivers and Approvals. Except for the approval of the Bankruptcy Court as required by Section 363 of the Bankruptcy Code, no consent, waiver, approval, authorization, license or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by Seller in connection with the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder or the consummation by Seller of the transactions contemplated hereby.

3.4           No Conflict. Subject to the issuance of the Sale Order, the execution and delivery by Seller of this Agreement and the other agreements, documents and instruments required to be executed and delivered by Seller pursuant to this Agreement and the consummation by Seller of the transactions contemplated hereby or thereby, and compliance by Seller with any of the provisions hereof or thereof, will not:

(a)           violate (with or without the giving of notice or the lapse of time or both) any Law or any Order to which Seller, the Assets, or the Business is subject.

3.5           Rights to Acquire Assets. Except for Ordinary Course of Business transactions involving the disposition of personal property that are not, individually or in the aggregate, material to the Seller, there are no agreements, options, or other rights to which Seller is a party pursuant to which a Claim exists that Seller is, or may become, obligated to sell or grant any Lien in any of the Assets. Notwithstanding the foregoing, Seller acknowledges and agrees that the Assets shall be transferred pursuant to the Sale Order and Section 363 of the Bankruptcy Code, to the fullest extent permitted by applicable Law, free and clear of all Liens, Claims, interests, and encumbrances other than the Permitted Encumbrances.

3.6           Title to and Adequacy of the Assets. Seller owns each of the Assets. Subject to the approval of this Agreement by the Bankruptcy Court, Seller’s right, title, and interest in the Assets will be transferred free and clear of any Liens by Order of the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code, except for the Permitted Encumbrances. The Assets comprise all items used in the operation of the Business.

3.7           Intentionally Deleted.

3.8           Intentionally Deleted.

3.9           Intentionally Deleted.

3.10         Intentionally Deleted.

3.11         Intentionally Deleted.

3.12         Intentionally Deleted.

3.13         Intentionally Deleted.

3.14         Compliance with Laws; Permits.

(a)           To Seller’s Knowledge, Seller has all permits that are necessary to enable it to own, lease, or otherwise hold the Assets and to enable it to operate the Business as currently conducted. All such permits are in full force and effect. To the Knowledge of Seller, no proceedings are pending or threatened where the remedy sought is to revoke or materially modify any such permit, materially restrict any renewal of any such permit or deny the right to transfer any such permit that is permitted to be transferred with consent.

(b)           To Seller’s Knowledge, Seller is in compliance in all material respects with all applicable Laws respecting the Business. There are no charges of a material violation of a Law pending or to the Knowledge of Seller threatened against Seller.

(c)           There is not now pending or, to Seller’s Knowledge, threatened, any claim, investigation or enforcement action by any governmental authority (whether judicial, executive or administrative) concerning Seller’s potential liability under Environmental Laws in connection with the ownership or operation of the Business or the Assets.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties:

4.1           Corporate Existence of Purchaser. Purchaser has all necessary power and authority to enter into this Agreement and all other documents that the Purchaser is required to execute and deliver hereunder, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

4.2           Validity and Enforceability of Agreement. Upon the entry of the Sale Order approving the sale of the Assets to the Purchaser, this Agreement constitutes, and all documents executed and delivered by Purchaser at Closing hereunder or in connection herewith will each constitute, the legal, valid, and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as enforcement hereof may be limited by general principles of equity.

4.3           Authorization and Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Purchaser. Purchaser has full authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

4.4           No Conflict. Neither the execution and delivery by Purchaser of this Agreement nor the performance by Purchaser of its obligations hereunder, (a) (i) violates or breaches the terms of or causes a default under any legal requirement applicable to Purchaser, (ii) contravenes the certificate of incorporation or bylaws or the certificate of formation and operating agreement or other organizational documents of Purchaser, or (iii) violates or breaches the terms or causes a default under any contract, indenture, evidence of indebtedness or other commitment to which Purchaser is a party or by which it or its properties is bound, or (b) will, with or without the passage of time, the giving of notice or the taking of any action by a third person, have any of the effects set forth in this subsection, except to the extent that any such matter would reasonably be expected to have a material adverse change with regard to Purchaser.

4.5           Ability to Consummate Transaction. Purchaser has or will have sufficient immediately available funds and/or access to credit facilities necessary to consummate the purchase of the Assets and perform of its obligations under this Agreement.

4.6           Solvency. Purchaser is solvent. The consummation of the transactions provided for in this Agreement will not render Purchaser insolvent. There are no conditions, obligations or commitments of Purchaser, or Claims against Purchaser, which will or could be reasonably expected to render Purchaser insolvent.

4.7           Litigation and Arbitration.

(a)           There is no Action pending or, to the Knowledge of Purchaser, threatened against Purchaser, including any before any Governmental Authority or any arbitration panel, that is not resolved herein seeking to prevent the consummation of the transactions contemplated by this Agreement.

(b)           There is no Action pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates, or any of their respective members, owners, managers, officers, directors, or other senior executives or to which Purchaser is otherwise a party before any Governmental Authority, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the ability of Purchaser to consummate the transactions contemplated hereby. Purchaser or any of its Affiliates, or any of their respective members, owners, managers, officers, or senior executives are not subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the ability of Purchaser to consummate the transactions contemplated hereby.

4.8           Brokers and Intermediaries. Neither Purchaser nor any of its Affiliates has employed any broker, finder, advisor or intermediary that is entitled, in connection with the consummation of the transactions contemplated hereby, to a broker’s, finder’s, or similar fee or commission.

ARTICLE V
CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND PURCHASER

5.1           Access and Information.

(a)           Before the Closing and to the extent permitted by Law, and except as required to preserve any Privilege, Seller will provide Purchaser and its representatives with reasonable access during normal business hours, to all of the assets, properties, facilities, employees, agents, accountants, and books and records of Seller and will furnish or make available to Purchaser and its representatives during such period all such information and data concerning Seller in its possession or control as Purchaser reasonably may request; provided, however, such access shall be coordinated through such persons as may be designated in writing by Seller for such purpose. Purchaser’s access shall include IT access to allow Purchaser to prepare to transition/preserve any electronic data as may be customary or required.

(b)           Before the Closing, Seller shall permit Purchaser to engage in discussions and negotiations with Seller’s vendors for the purpose of negotiating the terms of contracts between Purchaser and such vendors in connection with Purchaser’s purchase of the Assets.

(c)           Before the Closing, Seller shall grant Purchaser and its representatives reasonable access to the employees within the Business for the purpose of administering the hiring process as to such employees. Thus, by way of example and without limitation, except to the extent prohibited by applicable Law, Seller will grant reasonable access to enable Purchaser and its representatives to disseminate documents and information to such employees; collect documents and information from such employees; interview such employees and their supervisors and managers; investigate the backgrounds, experience, education, qualifications and work records of such employees; offer employment to such employees; and hire such employees. Purchaser agrees to conduct all such activities in compliance with applicable Law.

(d)           Seller shall provide to Purchaser at the Closing or as soon thereafter as is reasonably possible all appropriate books and records and other documents in the possession or control of Seller, its representatives or its agents relating to the Assets being sold pursuant to this Agreement and the transactions contemplated hereby. Such books, records, and documents shall include, but are not limited to, all paper and electronic financial, operational, administrative, research, regulatory reporting, maintenance, and HR records, but shall expressly exclude all Excluded Assets.

5.2           Intentionally Deleted.

5.3           Conduct of Business.

(a)           Prior to the Closing, except as otherwise contemplated by this Agreement or required by applicable Law or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall (subject to Purchaser’s continued provision of financing under the DIP Facility):

(i)             operate the Business in the Ordinary Course of Business in all material respects;

(ii)            use commercially reasonable efforts to (A) maintain the Assets in good working order and condition consistent with past practices and (B) maintain the insurance coverage currently in place with respect to the Assets or obtain comparable replacement coverage;

(iii)            perform when due all undisputed post-petition obligations under its contracts, including leases of Real Property or personal property to the extent of available funds;

(iv)            comply in all material respects with all Laws and Orders pertaining to the Business and the Assets;

(v)            without being obligated to make any payment to any Person to preserve any goodwill or relationship, and subject to changes incident to Seller’s bankruptcy filing and related intention to sell its assets, use commercially reasonable efforts reasonably consistent with past practices to preserve the goodwill thereof and Seller’s relationships with the employees, suppliers, and others with whom it deals; and

(vi)           perform all undisputed post-petition obligations under Excluded Contracts and timely pay, perform, and discharge in accordance with their respective terms the undisputed post-petition Excluded Liabilities to the extent of available funds.

(b)           Prior to the Closing, except as otherwise contemplated by this Agreement or required by applicable Law or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not:

(i)              make or enter into any Contract that would be required to be assumed by Purchaser;

(ii)            other than in the Ordinary Course of Business, (A) increase the annual level of compensation of any employee or other Person who works in the Business, (B) grant any bonus, similar benefit, or increase in other direct or indirect compensation to any employee or other Person who works in the Business, (C) with respect to any employee or other Person who works in the Business, increase the coverage or benefits available under any (or create any new) employee benefits plan, or (D) enter into any employment, deferred compensation, severance, consulting, non-competition, or similar agreement (or amend any such agreement) with any employee or other Person who works in the Business, except, as to each of clauses (A) through (D), as required by applicable Law from time to time in effect, by any employee benefits plan maintained or sponsored by Seller or by any existing Contract made available to Purchaser that the Seller is a party to or bound by;

(iii)            subject any of the Assets to any Lien, other than (A) any Permitted Encumbrances or (B) as approved by Order of the Bankruptcy Court;

(iv)            other than pursuant to an existing Contract made available to Purchaser, acquire or lease any material assets that would be Assets or sell, assign, license, transfer, convey, lease, or otherwise dispose of any of the Assets, provided that any other removal shall be permitted if the assets removed, taken as a whole, are replaced with reasonably equivalent or better assets;

(v)            cancel or compromise any material debt or claim or waive or release any material right of Seller that constitutes an Asset except in the Ordinary Course of Business;

(vi)           permit or allow relocation of any services or programs of the Business; or

(vii)          other than in the Ordinary Course of Business or pursuant to an existing Contract made available to Purchaser, remove any furniture, equipment, or other tangible personal property used in the Ordinary Course of Business provided further that any other removal shall be permitted if the assets removed, taken as a whole, are replaced with reasonably equivalent or better assets.

5.4           Commercially Reasonable Efforts. Each Party shall use its commercially reasonable efforts to fulfill or cause the fulfillment of the conditions of the Closing, including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered provided that it shall be the responsibility of Purchaser to obtain the Authorizations and any required consents with respect to the assumption of the Assumed Contracts.

5.5           Adequacy of Purchaser’s Review. Purchaser agrees that it (a) had a full and complete opportunity to conduct due diligence regarding the Assets prior to making its offer and does not require further due diligence, (b) has relied solely upon its own independent review, investigation, and/or inspection of any documents and/or the Assets in making its bid and executing and delivering this Agreement, and (c) did not rely upon any written or oral statements, representations, promises, warranties, or guaranties of any kind or nature, including, without limitation, any that are express, are implied, arise by operation of law, or that may otherwise be deemed to apply, regarding the Assets, or the completeness of any information provided in connection therewith except, as to clauses (b) and (c), solely for Seller’s representations and warranties that are contained in Article 3 of this Agreement.

5.6           Intentionally Deleted.

5.7           Tax Matters.

(a)            The Parties agree to request that the Bankruptcy Court find that the sale of the Assets constitutes a sale in furtherance of effectuating a plan of reorganization, and, in accordance with section 1146(a) of the Bankruptcy Code, all transfers in connection therewith shall be exempt from any and all Transfer Taxes. To the extent that the Bankruptcy Court does not so order, Seller shall be responsible for the payment of all Transfer Taxes from the Cash Purchase Price. Purchaser and Seller will cooperate in the timely preparation and filing of any Tax return that must be filed in connection with any Transfer Taxes. Any such Taxes or fees resulting from any subsequent transfer of the acquired Assets or Assumed Contracts shall be borne by Seller from the Cash Purchase Price.

(b)           After the Closing Date, Seller and Purchaser shall, and shall cause their respective Affiliates to:

(i)             assist the other Party and its Affiliates in preparing any tax returns that such Party is responsible for preparing and filing relating to the Assets, the Excluded Assets or the Business;

(ii)            cooperate fully in preparing for any tax audit relating to or arising out of the ownership or use of the Assets or the Business;

(iii)            make available to the other Party and its Affiliates and to any Taxing Authority as reasonably requested all information, Books and Records, and documents relating to Taxes arising out of the conduct of the Business or the ownership or use of the Assets; and

(iv)           furnish the other Party with copies of all correspondence received from any Taxing Authority in connection with any tax audit relating to the conduct of the Business or the ownership or use of the Assets with respect to any such taxable period.

5.8           Intentionally Deleted.

5.9           Intentionally Deleted.

5.10         Risk of Loss; Casualty Loss. All risk of loss or damage to or destruction of the Assets, in whole or in part, shall be and remain with Seller until the Effective Time and from and after the Effective Time, the risk of loss or damages to or destruction of the Assets in whole or in part shall be and remain with Purchaser. If, between the date of this Agreement and the Closing, any of the Assets having a value in excess of $100,000, individually or in the aggregate, shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause (the “Casualty”), individually or in the aggregate, then, with respect to a loss in value in excess of $100,000 (a) Purchaser shall have the option to acquire such Assets on an “as is” basis and take an assignment, without representation, warranty or recourse, from Seller of any insurance proceeds payable to Seller in respect of the Casualty (excluding proceeds under any directors or officers insurance policies) or (b) Seller shall have the option exercisable on or before the Closing Date by the delivery of written notice thereof to Purchaser (i) to fix such Casualty within sixty (60) days after the Closing Date, or (ii) pay Purchaser the loss in value arising from such Casualty, and if Seller does not elect within thirty (30) days of the occurrence of the Casualty an option set forth in (b)(i) or (b)(ii) above, then Seller shall be deemed to have elected the option in clause (b)(ii).

5.11         Bankruptcy Actions.

(a)           Seller and Purchaser acknowledge that this Agreement and the sale of the Assets are subject to Bankruptcy Court approval and entry of the Sale Order.

(b)           If an appeal is taken or a stay pending appeal is requested, with respect to the Sale Order, Seller shall promptly notify Purchaser of such appeal or stay request. Seller shall promptly provide to Purchaser a copy of the related notice of appeal or order of stay. Seller shall also provide Purchaser with written notice of any motion or application filed in connection with any appeal from such order. In the event of an appeal of the Sale Order, Seller shall, at its own expense, be primarily responsible for drafting pleadings and attending hearings as necessary to defend against the appeal.

(c)           From and after the date hereof, Seller shall not take any action that is intended to reverse, void, materially modify, or stay the Sale Order.

(d)           Seller will provide Purchaser with a reasonable opportunity to review and comment upon all motions, applications, and supporting papers prepared by Seller (including forms of orders and notices to interested parties) related to the transaction contemplated by this Agreement.

5.12         Intentionally Deleted.

5.13         DISCLAIMERS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE 3, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE TO PURCHASER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE 3, OR EXCEPT AS EXPRESSLY SET FORTH IN THE SALE ORDER, THE ASSETS TO BE SOLD AND TRANSFERRED HEREUNDER SHALL BE SOLD (A) IN THEIR THEN EXISTING PHYSICAL CONDITION, WITH ALL DEFECTS, IF ANY, AND SUBJECT TO WEAR AND TEAR FROM THE DATE HEREOF TO THE CLOSING DATE AND (B) ON AN “AS IS, WHERE IS” BASIS

5.14         Further Assurances. Each party shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated herein and (ii) cause the fulfillment at the earliest practicable date of all the conditions to their respective obligations to consummate same. Without limiting the generality of the foregoing, promptly after the discovery by Seller of any item included within the definition of Assets but not transferred, conveyed, or assigned to Purchaser, (x) Seller will deliver written notice to Purchaser of the existence and non-transfer, non-conveyance, or non-assumption of such item and provide Purchaser with all the information in Seller’s possession about, and with access to such item in Seller’s possession as Purchaser may reasonably request, and (y) if requested by Purchaser, Seller shall use commercially reasonable efforts to transfer, convey, or assign to Purchaser such item in the manner and on the terms and conditions as applicable to an Asset.

5.15         Intentionally Deleted.

5.16         Acceptance and Discharge. Except to the extent, if at all, Liabilities of Seller to Purchaser are specifically stated herein to survive the Closing, (i) Seller shall cease to have any Liability of any kind or nature relating to its representations and warranties hereunder and/or covenants and agreements to be performed prior to the Effective Time, and (ii) Seller will, without any further writing or other act by Purchaser, at such time be fully and forever, irrevocably and unconditionally, released and discharged from all such Liabilities.

5.17         Cooperation. Seller and Purchaser agree to reasonably cooperate with each other in good faith from the date hereof up through and following the Closing Date, in any effort to satisfy all further conditions, undertakings and agreements contemplated by this Agreement to be effected after the Closing.

5.18         Surrender of Certificates. Following the Closing and in accordance with the timing and other requirements of applicable Law, Seller shall surrender all licenses and operating certificates issued to it relating to the Business, except for the licenses and operating certificates transferred to Purchaser pursuant to this Agreement.

5.19         Intentionally Deleted.

5.20         Insurance. Neither Purchaser nor Seller shall have an obligation to purchase tail director and officer insurance coverage or tail professional liability insurance coverage.

5.21         Intentionally Deleted.

ARTICLE VI
CONDITIONS TO PURCHASER’S AND SELLER’S OBLIGATIONS

The obligations of the Parties to consummate the transaction provided for in this Agreement shall be subject to the satisfaction of the following conditions on or before the Closing Date:

6.1           Filing of the Sale Motion and Entry of the Sale Order. Seller shall have filed a sale motion in form and substance reasonably satisfactory to the Parties requesting the Bankruptcy Court to enter a sale order in form and substance reasonably satisfactory to the Parties (the “Sale Order”), which approves this Agreement and the consummation of the transactions contemplated hereby in their entirety; and which provides for the following rulings and/or findings: (a) Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code; (b) timely, adequate, and sufficient notice of the sale was provided; (c) the Assets to be transferred to the Purchaser are property of the bankruptcy estate and Seller has all requisite authority and approval to transfer the Assets; (d) the total consideration to be realized by Seller represents fair consideration and reasonably equivalent value in the context of any state or federal law governing the rights of creditors; (e) the conveyance and assignment of the Assets pursuant to this Agreement is a legal, valid, and effective transfer of the Assets to the Purchaser, and will vest the Purchaser with all right, title, and interest of Seller in and to the Assets free and clear of all Liens, Claims, interests except as provided herein and encumbrances except for those (i) liabilities to be assumed by Purchaser pursuant to this Agreement and (ii) Permitted Encumbrances, and (f) neither Seller nor Purchaser has engaged in any conduct that would cause or permit the Agreement, or the transfers contemplated thereby, to be avoided under Section 363(n) of the Bankruptcy Code. In addition, the Bankruptcy Court shall have entered the Sale Order, and, unless waived by Purchaser in writing in its sole discretion, the Sale Order shall have become a final, non-appealable order.

6.2           No Injunctions. No injunction or restraining Order (whether temporary, preliminary or permanent) of any Governmental Authority shall exist against Purchaser or Seller that prevents the transactions contemplated hereby and approved in the Sale Order. No other Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, or non-appealable judgment which prohibits or renders illegal the consummation of the Closing or the transactions provided for herein and approved in the Sale Order.

6.3           Intentionally Deleted.

6.4           Intentionally Deleted.

6.5           Intentionally Deleted.

ARTICLE VII
CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligations of Purchaser to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Purchaser, in its sole discretion, to waive any one or more of the conditions set forth below:

7.1           Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement, taken as a whole, shall be true and correct in all material respects on the Closing Date, except to the extent that any representation or warranty is made only as of a specified date, in which case the accuracy of such representation or warranty shall be measured as of such date, and except to the extent of changes permitted by the terms of this Agreement.

7.2           Schedules. The matters set forth on the Schedules shall be true and correct in all material respects on the Closing Date, except to the extent of changes permitted by the terms of this Agreement.

7.3           Documents. Purchaser shall have received a signed copy of this Agreement with all Schedules and Exhibits attached, as updated through and including the Closing, together with copies of all other documents and certificates to be executed and delivered by Seller at Closing.

7.4           Performance of Obligations. Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date.

7.5           No Changes to Business. Since the date of this Agreement, there shall have been no material changes to the Business or Assets that, in the aggregate, have had a material adverse effect on the Business, excluding adverse changes that were projected to occur in any forecast or budget provided by Seller.

7.6           Intentionally Deleted.

7.7           Release of Liens. All Liens on the Assets shall have been released, satisfied or otherwise removed or discharged pursuant to Bankruptcy Court order or otherwise, except for the Permitted Encumbrances.

7.8           Time is of the Essence. The Sale Order shall have been entered by the Bankruptcy Court by July 2, 2026, and the Closing shall have occurred by July 7, 2026.

7.9           Intentionally Deleted.

7.10         Intentionally Deleted.

7.11         Intentionally Deleted.

ARTICLE VIII
CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Seller, in its sole discretion to waive any one or more of the conditions set forth below:

8.1           Representations and Warranties of Purchaser. The representations and warranties of Purchaser contained in this Agreement, taken as a whole, shall be true and correct in all material respects on the Closing Date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date, and except to the extent of changes permitted by the terms of this Agreement.

8.2           Performance of this Agreement. Purchaser shall have materially performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

8.3           Payment of Purchase Price and Assumption of Liabilities and Assumed Contracts. Seller shall receive from Purchaser on the Closing Date the Purchase Price pursuant to Section 2.12 of this Agreement and Purchaser shall have assumed the Assumed Liabilities pursuant to a document that is reasonably satisfactory to Seller.

8.4           Documents. Seller shall have received a signed copy of this Agreement with all Schedules and Exhibits attached, as updated through and including the Closing and copies of all such other documents and certificates executed and delivered hereunder.

ARTICLE IX
SURVIVAL

9.1           Survival. Sections 2.7, 2.8, 2.9, 5.1(d), 5.7, 5.8, 5.10, 5.13, 5.14, 5.16, 5.17, 5.18, 5.19, and 5.20, this Section 9.1 and Article 11, and all defined terms used therein, shall survive the Closing, except to the extent (if at all) that such survival is expressly limited herein. The representations and warranties of the Parties shall expire upon the consummation of the Closing.

ARTICLE X
LIMITED AGREEMENT TERMINATION RIGHTS

10.1         Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing Date only as follows:

(a)           by mutual written consent of Purchaser and Seller;

(b)           except as otherwise provided in this Agreement, by either Party if the Closing shall not have occurred on or before the Closing Date;

(c)           by Purchaser if any of the conditions to the obligations of Purchaser to close set forth in Article VII shall have become incapable of fulfillment other than because of a breach by Purchaser of any covenant or agreement contained in this Agreement and such condition is not waived by Purchaser;

(d)           by Purchaser if there shall be a material breach by Seller, as determined by the Bankruptcy Court, of the representations and warranties, taken as a whole, or of any material covenant or agreement contained in this Agreement which breach cannot be or has not been cured within ten (10) Business Days after the giving of written notice by Purchaser to Seller of such breach;

(e)           by Seller if any of the conditions to the obligations of Seller to close set forth in Article VIII shall have become incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement and such condition is not waived by Seller;

 (f)            by Seller if there is a material breach by Purchaser, as determined by the Bankruptcy Court, of the representations and warranties, taken as a whole, or of any material covenant or agreement contained in this Agreement which breach cannot be or has not been cured within ten (10) Business Days after the giving of written notice by Seller to Purchaser of such breach; or

(g)          by Seller, at any time prior to the entry of the Sale Order, if Seller determines in good faith, consistent with its fiduciary duties and the Bidding Procedures approved by the Bankruptcy Court, that it has received a bona fide Qualified Bid that constitutes, in Seller’s reasonable judgment, a higher or otherwise better offer for the Assets (a “Higher or Better Bid”), and Seller intends to accept such Higher or Better Bid, subject to Bankruptcy Court approval if required. Upon such termination, this Agreement shall be of no further force or effect, except as expressly provided in this subsection and in those provisions that by their terms survive termination. In the event this Agreement is terminated pursuant to this subsection and Seller consummates, or obtains Bankruptcy Court approval to consummate, a sale of all or substantially all of the Assets to another entity, Seller shall pay to Purchaser, as Purchaser’s sole and exclusive monetary remedy, a break-up fee in an amount equal to $45,000 (the “Break-Up Fee”), which Break-Up Fee shall be payable in cash from the proceeds of such alternative transaction at or promptly following the closing thereof, subject to Bankruptcy Court approval.

(h)           If this Agreement is terminated pursuant to Section 10.1(c) or (d) or if Seller terminates this Agreement pursuant to Section 10.1(b), (i), or (j), Seller shall reimburse Purchaser for Purchaser’s reasonable, documented, out of pocket fees and expenses incurred in connection with the negotiation, execution, and performance of this Agreement and participation in the sale process, in an amount not to exceed $45,000, payable in cash on or before the date that is thirty (30) days after the termination of this Agreement.

(i)            by Seller or Purchaser if the Bankruptcy Court fails to enter the Sale Order by July 2, 2026.

(j)            by Seller or Purchaser if the Closing shall not have occurred by July 7, 2026.

10.2         Procedure for Termination. If this Agreement is terminated by Purchaser or Seller, or both, pursuant to Section 10.1, written notice thereof shall forthwith be given to the other party, and upon the giving of such notice (or at such time as specified in the particular termination right set forth in Section 10.1) the transactions contemplated hereunder shall be abandoned and this Agreement shall terminate to the extent and with the effect provided in Section 10.3, without further action by the parties.

10.3         Effects of Termination. If this Agreement is validly terminated as provided herein, then each party shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to any party; provided, however, that (i) the obligations of the parties set forth in Article XI of this Agreement, and to the extent necessary to effectuate the foregoing enumerated provisions, Article I of this Agreement, shall survive any such termination and shall be enforceable in accordance with their terms, and (ii) if this Agreement is terminated as provided herein, each party shall upon request redeliver or destroy as soon as practicable any or all documents, work papers and other material of the other party relating to its business or affairs or the transactions contemplated hereunder, whether obtained before or after the execution hereof, to the party furnishing the same, other than any material which is of public record. Nothing in this Section 10.3 shall relieve the parties of any Liability for a breach of this Agreement prior to the date of termination.

ARTICLE XI
MISCELLANEOUS

11.1         Assignment; Binding Agreement.

(a)            Except as set forth in Section 11.1(c), neither this Agreement nor any rights or obligations of a Party hereunder may be assigned or delegated without the other Party’s prior written consent. Any purported assignment or delegation without such consent shall be void. Provided, however, Purchaser may assign any or all its rights under this Agreement to Jewelry Design Partners LLC. Such approved assignment may be accomplished prior to the entry of the Sale Order such that the Sale Order would authorize the sale of the Assets as well as the assignment of the Assumed Contracts directly to Jewelry Design Partners LLC without further consent or notice.

(b)            This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties hereto and to their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, remedies, obligations, or Liabilities.

11.2         Post-Closing Cooperation. From time to time after the Closing, Seller will execute and deliver, or cause to be executed and delivered, such documents to Purchaser as Purchaser shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement, including, without limitation, the transfer of the Assets to Purchaser. From time to time after the Closing, Purchaser will execute and deliver, or cause to be executed and delivered, such documents to Seller as Seller shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement, including, without limitation, Purchaser’s assumption of the Assumed Liabilities. From and after the Closing, Seller shall use its commercially reasonable efforts to deliver to Purchaser all such books, reports and other documents that constitute or relate to Assets (which may be redacted to the extent not relevant to the Assets) as may be requested by Purchaser which were not delivered on or before the Closing Date, and to assist the Purchaser in obtaining any Authorizations not obtained by Purchaser prior to the Closing.

11.3         Expenses. Except as set forth in this Agreement, each Party shall pay the fees and expenses of its respective counsel, accountants, and other experts and shall pay all other expenses incurred by it in connection with the negotiation, preparation, and execution of this Agreement and the consummation of the transactions contemplated hereby.

11.4         Entire Agreement and Modification. This Agreement, including any Exhibits and Schedules attached hereto and thereto and any other documents hereby required to be delivered at the Closing, and any confidentiality agreement previously executed by Seller and Purchaser or Purchaser’s Affiliate, constitute the entire agreement between the Parties and supersede all prior discussions, negotiations, or agreements relating to the subject matter of this Agreement. No changes of, additions to, or other modifications of this Agreement shall be valid unless the same is in writing and signed by the Parties.

11.5         Severability. If any provision of this Agreement shall be determined to be contrary to Law and unenforceable by any Court, the remaining provisions shall be severable and enforceable in accordance with their terms. To the extent any provision of this Agreement is enforceable in part but not in whole, such provision shall be enforced to the maximum extent permitted by applicable Law.

11.6         Waiver. Any of the conditions to Closing set forth in this Agreement, except for those set forth in Article VI, may be waived at any time prior to or at the Closing hereunder by the Party entitled to the benefit thereof. Any such waiver shall only be effective if it is in writing and signed by the Party to be charged with such waiver. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any other breach of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

11.7         Counterparts. This Agreement may be executed in multiple counterparts, by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. All signatures of the Parties to this Agreement may be transmitted by email or facsimile, and such email or facsimile of signature will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces and will be binding upon such Party.

11.8         Headings; Interpretation. The table of contents and article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.9         Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of North Carolina, without regard to the application of the choice of law principles thereof. All of the conveyance documents executed and delivered pursuant to the terms hereof shall be governed by and continued and interpreted according to the Laws of the State of North Carolina, without regard to the application of the choice of law principles thereof.

11.10       Bankruptcy Court Jurisdiction.

(a)           Purchaser and Seller agree that the Bankruptcy Court shall have exclusive jurisdiction over all disputes, Claims, and other controversies (collectively, “Disputes”) and other matters relating to (a) the interpretation and enforcement of this Agreement or any document executed pursuant hereto; (b) the Assets; (c) the Assumed Liabilities and other obligations assumed by the Purchaser under this Agreement; and (d) any obligations surviving Closing, as long as the Bankruptcy Court reserves such jurisdiction, and Purchaser expressly consents to and agrees not to contest such exclusive jurisdiction.

(b)           The parties shall jointly request that the Bankruptcy Court reserve jurisdiction to consider Disputes arising under this Agreement even after the closing of the Bankruptcy Case. To the extent allowed under existing and controlling law in the Fourth Circuit as of the Closing Date, the parties consent to the jurisdiction of the Bankruptcy Court to hear all such Disputes and to enter final orders with respect to all matters and issues raised therein.

11.11       Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered or sent (a) by personal delivery against a receipted copy, (b) by certified mail, return receipt requested, or (c) by e-mail if the addressee confirms receipt of the e-mail, and addressed as set forth below:

If to Purchaser to:	If to Seller, to:
Van Lang Jewelry LLC	Charles & Colvard, Ltd.
or Jewelry Design Partners LLC
c/o Jennifer B. Lyday	c/o Rebecca Redwine Grow
Waldrep Wall Babcock & Bailey PLLC	Hendren, Redwine & Malone, PLLC
370 Knollwood Rd., Suite 600	4600 Marriott Drive, Suite 150
Winston-Salem, North Carolina 27028	Raleigh, North Carolina 27612
E-Mail: jlyday@waldrepwall.com	E-Mail: rredwine@hendrenmalone.com

A Party may change the address to which notices hereunder are to be sent to it by giving notice of such change of address in the manner provided above. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, or upon attempted delivery if acceptance of delivery is refused.

11.12       Effectiveness. This Agreement shall be effective only when duly signed by Seller and approved by the Bankruptcy Court.

11.13       No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except as such rights as shall inure to a successor or permitted assignee pursuant to this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SELLER: Charles & Colvard, Ltd.

By:
Print Name:
Title:

PURCHASER: Van Lang Jewelry LLC or Jewelry Design Partners LLC

By:	/s/ Duc Pham
Print Name: Duc Pham
Title: Manager, Jewelry Design Partners

Schedules and Exhibits

Schedule 1	List of Excluded Assets
Schedule 2	Selected Senior Managers of Purchaser
Schedule 5	List of Permitted Encumbrances
Schedule 7	List of Taxes and Assessments
Schedule 2.7	Assumed Contracts
Schedule 2.8(d)	List of Assumed Contracts with Cure
Exhibit A	Form of Bill of Sale and Assignments

SCHEDULE 1

Excluded Assets

“Excluded Assets” means the following assets, properties, interests, and rights of Seller or its Affiliates:

(a)	all cash and cash equivalents (excluding Accounts Receivable) on hand as of the Closing;

(b)	any rights, Claims, counterclaims, third party Claims or causes of action of Seller against any Person and any actions under Chapter 5 of the Bankruptcy Code, including, without limitation, under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553 and 724(a) of the Bankruptcy Code;

(c)	all Actions and/or causes of actions that Seller has brought and/or may bring against any Person relating to any Excluded Asset and/or Excluded Liabilities, including, without limitation, all Actions and/or causes of action that Seller may bring against any current or former director, officer, employee, or consultant;

(d)	all insurance policies and all rights to proceeds thereunder, including, without limitation, any director or officer insurance policies relating to any matter, event or circumstance occurring on or prior to the Closing Date, except as otherwise provided for in Section 5.10;

(e)	the residual rights in and proceeds of any employee benefits plans that are not transferred to Seller;

(f)	all Contracts, Permits, and other assets that require a consent (taking into consideration the provisions of the Bankruptcy Code), to transfer same unless (i) such written consent is obtained and (ii) Purchaser assumes all post-assignment liabilities arising thereunder, excluding all Cure Payments, if applicable (it being understood that Seller shall not be required to obtain or attempt to obtain any such consent);

(g)	all executory contracts and unexpired leases of the Debtor that are not identified on Schedule 2.7;

(h)	all rights or documents relating to any Excluded Liability or other Excluded Asset;

(i)	any rights or remedies provided to Seller under this Agreement and applicable Law and each other document executed in connection with the Closing;

(j)	any (i) personnel files for employees of Seller who are not hired by Purchaser; (ii) other books and records that Seller is required by Law to retain; provided, however, that except as prohibited by Law and subject to Article 5, Purchaser shall have the right, at Purchaser’s sole expense, to receive or make copies of any portions of such retained books and records that relate to the Business as conducted before the Closing or that relate to any of the Assets; (iii) documents which Seller is not permitted to transfer pursuant to any contractual obligation owed to any third party; (iv) documents primarily related to any Excluded Assets; and (v) documents necessary to prepare tax returns (Purchaser shall be entitled to a copy of such documents referred to in this clause (v));

(k)	all of Seller’s deposits and other prepaid charges and expenses paid in connection with or relating to any Excluded Assets;

(l)	any assets disposed of or consumed in the ordinary course of business (except any disposed of or consumed in breach of the provisions of this Agreement) during the period between the date hereof and the Closing Date;

(m)	Seller’s minute book and similar corporate records; and

(n)	any Privilege that relates to any Excluded Asset or any Excluded Liability.

SCHEDULE 2

Selected Senior Managers of Purchaser

•	Duc Pham

SCHEDULE 5

Permitted Encumbrances

NONE

SCHEDULE 7

Taxes and Assessments

[To Be Provided]

SCHEDULE 2.7

Assumed Contracts

[To Be Provided]

SCHEDULE 2.8(d)

Assumed Contracts with Cure

Malca Amit CHB Inc.

EXHIBIT A

[To Be Provided]